UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 17, 2012

Dominion Resources, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or other jurisdiction of incorporation)	001-08489 (Commission File Number)	54-1229715 (IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia (Address of Principal Executive Offices)	23219 (Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2012, the Board of Directors of Dominion Resources, Inc. (Dominion) accepted the resignation of Dr. Frank S. Royal which was submitted in accordance with Dominion’s Corporate Governance Guidelines.  Dr. Royal’s resignation is effective December 19, 2012.

On December 17, 2012, the Compensation, Governance and Nominating Committee approved retention grants to Messrs. Mark F. McGettrick, Paul D. Koonce and David A. Christian, effective December 20, 2012, of 47,893, 28,736 and 28,736 shares, respectively, of restricted stock.  The grants were made pursuant to the Dominion Resources, Inc. 2005 Incentive Compensation Plan and are subject to three-year cliff vesting with all shares of restricted stock vesting on December 20, 2015 (the Vesting Date).   The restricted stock is forfeited if the executive’s employment with Dominion terminates for any reason prior to the Vesting Date other than for a change in control, death or disability. The shares of restricted stock are subject to vesting on a pro-rated basis in the event of a change in control, death or disability only.  Dividends will be paid on the restricted stock, but will be retained and subject to the same vesting terms as the restricted stock.  Each of the executives are required to hold any net vested shares of restricted stock for two years following the Vesting Date, to the extent the executive remains an employee of Dominion or any of its subsidiaries, and may not sell, assign, transfer, pledge or otherwise dispose of or encumber the net vested shares under the grant during such period.

This description of the restricted stock grants is a summary only and is qualified by reference to the Form of Restricted Stock Award Agreement, which is filed as Exhibit 10.1.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit
10.1	Form of Restricted Stock Agreement for Mark F. McGettrick, Paul D. Koonce and David A. Christian (filed herewith)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/ Carter M. Reid
Carter M. Reid Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Date:  December 21, 2012